Exhibit 1

Nissin Information

June 18, 2004

Dear Investors:

     As announced on June 2, 2004, we completed the transfer of our consumer loans to ORIENT CREDIT Co., Ltd. on June 1, 2004. As a result of this sake, we have further concentrated our managerial resources on the credit provision business for owners of SMEs. As a “Risk-Taker Company”, we will continue to make efforts pursuant to our “Financial OEM” strategy and strive to meet the various funding needs of owners of SMEs. We always appreciate your warm support.

1.     Business Results as of May 31, 2004

     The business results as of May 31, 2004 are as follows:

Loans receivable

	Unit:million yen
	5/03	5/04	YoY
Total consumer loans	40,268	34,750	-13.7%
Wide loans	64,107	56,028	-12.6%
Small business owner loans + Business Timely loans	72,262	75,006	3.8%
Small business owner loans	54,883	55,905	1.9%
Business Timely loans	17,378	19,100	9.9%
Secured loans	1,543	3,186	106.5%
Notes receivable	16	248	1,428.4%
Total loans receivable	178,198	169,219	-5.0%

*Bankrupt and delinquent loans receivable are included in the balance of loans receivable.

     (For details please refer to the Monthly Data for May 2004)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
I R homepage address: http://nissin.web-ir.jp/
Investors Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-5099, E-mail: info-ir@nissin-f.co.jp

Nissin Information

2.     IR Road Show in Europe

     We held presentations in Europe from June 7 to 11, and during the period we visited 21 institutional investors in UK, Switzerland, and Italy.

3.     NISSINVESTOR for the Year Ended March 31, 2004

     Our business report, “NISSINVESTOR, Vol.17”, will be sent by mail in late June to all shareholders of record in Japan at the end of March 2004. You can also download it from our website.

(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
I R homepage address: http://nissin.web-ir.jp/
Investors Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-5099, E-mail: info-ir@nissin-f.co.jp